EXHIBIT 10.2

Form of Amendment to Employment Agreement for the following executive officers: Kelly J. Haecker, Blaine E. McPeak, Edward F. Fugger, Roger E. Theodoredis and Thomas N. Zanetich

AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into and effective as of August 27, 2015 (the “Effective Date”), by and between Dean Foods Company, a Delaware corporation (“Dean Foods”), The WhiteWave Foods Company, a Delaware corporation (“WhiteWave”), and Edward F. Fugger (the “Executive”).

RECITALS
WHEREAS, in connection with and to facilitate the initial public offering of WhiteWave common stock and the separation of WhiteWave into an independent public company through a spin-off or other disposition of shares of WhiteWave common stock by Dean Foods, the Executive, Dean Foods and WhiteWave executed an Employment Agreement dated December 4, 2012 and effective as of October 26, 2012 pursuant to which, among other things, the Executive agreed to transfer his employment from Dean Foods to WhiteWave and waive Executive’s rights under certain Dean Foods benefits plans (the “Employment Agreement”); and
WHEREAS, the separation of WhiteWave into an independent public company was completed in July 2013, and the parties hereto now desire to amend the Employment Agreement, as set forth in this Amendment, to reflect the completion of WhiteWave’s separation from Dean Foods and the parties agree that such amendment is mutually beneficial to all parties.
AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and of the Executive’s continued at-will employment with WhiteWave, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dean Foods, WhiteWave and the Executive, each intending to be bound hereby, agree as follows:

1.    Capitalized Terms. Capitalized terms contained in this Amendment and not otherwise defined shall have the meaning ascribed to them in the Employment Agreement.

2.    References to “Executive Severance Plan.” As of the Effective Date, all references to “Executive Severance Plan” in Sections 6(a) and 7(b) of the Employment Agreement shall be references to The WhiteWave Foods Company Executive Severance Pay Plan, as the same may be amended through and as in effect as of the applicable date set forth in the Employment Agreement (“WhiteWave Executive Severance Plan”).

3.    Other Amendments to the Employment Agreement. As of the Effective Date, the Employment Agreement shall be amended as follows:

(a)    Sections 2(b), 2(c) and 2(d) of the Employment Agreement are deleted in their entireties, and the second sentence of Section 2(a) of the Employment Agreement is modified to delete all references to “the Parent” so that the sentence now reads, in its entirety:
Notwithstanding the immediately preceding sentence, unless the Company shall notify the Executive or the Executive shall notify the Company, in either case, in writing not later than

30 days prior to the expiration of the then current term of this Agreement, the term of this Agreement shall be extended for an additional one year period effective upon the first day following the expiration of the then current term.

(b)    Sections 3(a), 7(a), 8(c) and 9 of the Employment Agreement are modified to delete all references to “the Parent.”

(c)    Section 6(c) of the Employment Agreement is deleted in its entirety.

(d)    Section 7(b) of the Employment Agreement is deleted and replaced, in its entirety, with the following:
In the event of a Termination Without Cause or a Termination by the Executive for Good Reason (in either such case during the Employment Period), so long as the Executive executes (and has not revoked) a general release of claims in favor of the Company and its affiliates in a form acceptable to the Company (the “Required Release”) not later than 60 days following Employee’s termination of employment, the Executive shall also be entitled to receive payments and benefits under the WhiteWave Executive Severance Plan as then in effect (collectively, the “Termination Payments”).

(e)    Section 8 of the Employment Agreement is modified to replace several erroneous references to “this Section 9” with “this Section 8.”

(f)    Section 9(g) of the Employment Agreement is deleted and replaced, in its entirety, with the following:
Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company:
The WhiteWave Foods Company
1225 Seventeenth Street, Suite 1000
Denver, Colorado 80202
Attn: General Counsel

If to Executive:
To the address listed as Executive’s principal residence in the Company’s human resources records and to his principal place of employment with the Company.

(g)    Section 9(h) of the Employment Agreement is deleted and replaced, in its entirety, with the following:
Amendments. This Agreement may be modified only in a writing that is signed by both the Company and Executive.

4.    Binding Effect and Assignment. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

5.    Ratification of the Employment Agreement. All other terms and provisions of the Employment Agreement not expressly modified by this Amendment shall remain in full force and effect and are hereby expressly ratified and confirmed. The amendment or deletion of any provision of the Employment Agreement shall not affect the effectiveness of such provision prior to the date of this Amendment.

6.     Governing Law. The provisions of this Amendment shall be construed in accordance of the laws of the State of Delaware, except to the extent preempted by ERISA or other federal laws, as applicable, without reference to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the Executive, Dean Foods and WhiteWave have executed this Amendment as of the date and year first above written.

The WhiteWave Foods Company By:/s/ Thomas N. Zanetich Executive Vice President, Human Resources
Dean Foods Company By:/s/ Kimberly Warmbier Executive Vice President, Chief Human Resources Officer
Executive /s/ {executive officer}